Exhibit 10.1

LETTER OF CREDIT REIMBURSEMENT AND PLEDGE AGREEMENT

dated as of

October 31, 2012

between

MONTPELIER REINSURANCE LTD.,

as the Company,

and

BARCLAYS BANK PLC,
as Issuer

i

SCHEDULES

SCHEDULE 1.01	-	Collateral Coverage Amount Calculation
SCHEDULE 3.06	-	Litigation
SCHEDULE 3.15	-	Subsidiaries
SCHEDULE 9.01	-	Information for Notices

EXHIBITS

EXHIBIT A	-	Control Agreement
EXHIBIT B	-	Compliance Certificate
EXHIBIT C	-	Pledged Collateral Certificate

LETTER OF CREDIT REIMBURSEMENT AND PLEDGE AGREEMENT dated as of October 31, 2012, between MONTPELIER REINSURANCE LTD. (the “Company”) and BARCLAYS BANK PLC (the “Issuer”).

The Company has requested that the Issuer provide a letter of credit facility and the Issuer is willing to do so on the terms and conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Adjusted Fair Market Value” means, with respect to any Eligible Collateral, an amount equal to the product of the Fair Market Value of such Eligible Collateral and the applicable percentage with respect to such Eligible Collateral as set forth on Schedule 1.01.

“Affiliate” means, as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” means this Letter of Credit Reimbursement and Pledge Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.17.

“Alternative Currency” means each of Euro, Sterling, Canadian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“A.M. Best Rating” means the financial strength rating issued with respect to the Company by A.M. Best Company.

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Issuer to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” means any Person which is an “Approved Bank” by the National Association of Insurance Commissioners.

“Authority” means any of the United Nations, the European Union, Her Majesty’s Treasury, any European Union member state, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any other United States government entity, the State Secretariat for Economic Affairs (“SECO”) of Switzerland, the Hong Kong Monetary Authority (“HKMA”), the Monetary Authority of Singapore (“MAS”) and/or any other body notified in writing by the Issuer to the Company from time to time.

“Auto-Renewal Letter of Credit” has the meaning assigned to such term in Section 2.02(c).

“Availability Period” means the period from and including the Closing Date to the Commitment Termination Date.

“Balance Sheet Date” means December 31, 2011.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Barclays Bank” means Barclays Bank PLC.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate for a one-month term in effect on such day plus 1.00%.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Bermuda, New York City, London, England or the state where the Issuer’s Office with respect to Obligations denominated in Dollars is located.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Capital Lease Obligation” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease which is required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP.  For purposes of this Agreement, the amount of such Capital Lease Obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Cash” means Dollars held by the Company in a Collateral Account.

“Cash Equivalents” means at any time:

(a)                                 commercial paper, maturing not more than one year from the date of issue, which is issued by

(i)                                     a corporation (except an Affiliate of the Company) rated at least A-1 by S&P or P-1 by Moody’s or the equivalent rating from another nationally recognized agency, or

(ii)                                  the Issuer (or its holding company); and

(b)                                 any money market fund, maturing not more than two years after the date of issue, which is issued by either

(i)                                     a financial institution which is rated at least AA- by S&P or Aa3 by Moody’s, or

(ii)                                  the Issuer.

“Change of Control” means (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Parent that represent 50.1% or more of the combined voting power of the Parent’s then outstanding securities; (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new or replacement directors whose appointment or nomination by the Board of Directors or whose nomination by the stockholders of the Parent was approved by a vote of a majority of the Directors of the Parent then still in office who are either directors or replacement directors at the beginning of such period or whose appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the Parent’s Board of Directors then in office; or (d) the Parent ceases to be, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of 100% of the Capital Stock of the Company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary,

(i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Code” means the Internal Revenue Code of 1986.

“Collateral Account” means each “deposit account” and “securities account” (as such terms are defined in the UCC) maintained at a Custodian and subject to the terms of a Control Agreement.

“Collateral Coverage Amount” means, on any date, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral minus any Statutory Permitted Liens.

“Commitment” means the Issuer’s obligation to issue Letters of Credit, in an aggregate Dollar Equivalent stated amount at any one time outstanding not to exceed the Commitment Amount.

“Commitment Amount” means $75,000,000.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Commitment Termination Date” means the earlier of (a) October 31, 2016 and (b) the date of termination of all of the Commitment Amount pursuant to Section 2.08 or Section 7.01.

“Company” is defined in the Preamble.

“Company Reinsurance Agreement” means any arrangement whereby the Company or any other Insurance Subsidiary, as reinsurer, agrees to indemnify any other insurance or reinsurance company against all or a portion of the insurance or reinsurance risks underwritten by such insurance or reinsurance company under any insurance or reinsurance policy.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated Debt” means the consolidated Debt (excluding Hedging Obligations) of the Parent and its Subsidiaries.

“Consolidated Net Worth” means the Net Worth of the Parent and its Subsidiaries on a consolidated basis.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distribution upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received; provided, however, that obligations of each of the Company and the Insurance Subsidiaries under Primary Policies or Company Reinsurance Agreements which are entered into in the ordinary course of business (including security posted by the Company and each of the Insurance Subsidiaries in the ordinary course of its business to secure obligations thereunder) shall not be deemed to be Contingent Liabilities of such Insurance Subsidiary or the Company for the purposes of this Agreement.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby and (ii) the maximum stated amount so guaranteed or supported. Consolidated or consolidated means, with reference to the accounts of the Parent and its Subsidiaries, consolidated in accordance with GAAP.

“Control Agreement” means that certain Control Agreement, dated as of October 31, 2012 among the Issuer, the Company and the Custodian in the form attached hereto as Exhibit A or such other control agreement in form and substance reasonably satisfactory to the Issuer as the Issuer, the Company and the Custodian may enter into from time to time.

“Corporate Securities” means publicly traded debt securities (other than preferred stock) issued by a corporation organized in the United States.

“Cure Contribution” means capital contributions or other equity infusions to the Parent made on or before the 30th day after the date the Parent has failed to comply with the covenant set forth in Section 6.08(a), which cures such default.

“Custodial Lien and Set-off Rights” has the meaning specified in Section 3.13.

“Custodian” means The Bank of New York Mellon and any other or successor custodian approved by the Issuer.

“Debt” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of (i) letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued within the later of (x) three (3)

Business Days and (y) the applicable cure period and (ii) bankers’ acceptances issued for the account of such Person; (d) all Capital Lease Obligations of such Person; (e) all Hedging Obligations of such Person; (f) to the extent required to be included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse; (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership or in which such Person is a general partner unless such debt is nonrecourse to such Person; and (j) all Contingent Liabilities of such Person in connection with the foregoing; provided that, notwithstanding anything to contrary contained herein, Debt shall not include (x) unsecured current liabilities incurred in the ordinary course of business and paid within ninety (90) days after the due date (unless contested diligently in good faith by appropriate proceedings and reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments or (y) any obligations of such Person under any Company Reinsurance Agreement or any Primary Policy.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Fees, an interest rate equal to (i) the Base Rate plus (ii) 2% per annum; and (b) when used with respect to L/C Fees, a rate equal to the applicable L/C Fee plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Eligible Collateral” means Cash, Cash Equivalents, Corporate Securities, Federal Agency Debt, Government Debt, GNMA MBS Investments and Municipal Securities which (a) are denominated in Dollars, (b) except in the case of Cash and Cash Equivalents, have the required rating and/or maximum tenor as set forth on Schedule 1.01, (c) are capable of being marked to market on a daily basis and (d) are held in a Collateral Account; provided that (i) Corporate Securities and Municipal Securities shall not, in the aggregate, constitute more than 30% of the Eligible Collateral and (ii) during the existence of an Event of Default, only Cash or Cash Equivalents may be substituted for existing Eligible Collateral and all cash proceeds from the sale of any Eligible Collateral shall be invested in Cash or Cash Equivalents unless the Issuer agrees otherwise.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Engagement Letter” means that engagement letter dated July 23, 2012 between the Company and the Issuer.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means, for any interest calculation with respect to determining the Base Rate on any date, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Issuer from time to time) at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Barclays Bank to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Obligations as to which such Base Rate is being applied and with a term equal to one month would be offered by Barclays Bank to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to any payment made by or on account of any obligation of the Company under any Loan Document, any of the following Taxes imposed on or with respect to the Issuer or required to be withheld or deducted from a payment to the Issuer: (a) income or franchise Taxes imposed on (or measured by) net income by the United States, or by the jurisdiction under the Laws of which the Issuer is organized or in which its principal office is located or in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Taxes imposed by a jurisdiction described in clause (a) of this definition, (c) Taxes attributable to the Issuer’s failure to deliver to the Company such properly completed and executed documentation as will permit payments under any Loan Document to be made without withholding or at a reduced rate of withholding or (d) U.S. Federal Taxes, other than income or franchise Taxes imposed on (or measured by) net income by the United States.

“Fair Market Value” means (a) with respect to any Government Debt, Federal Agency Debt, or other publicly-traded security (other than those set forth in clause (b) of this definition) the closing price for such security on Bloomberg, Inc. or, if Bloomberg, Inc. is not available, another quotation service reasonably acceptable to the Issuer, (b) with respect to Cash and Cash Equivalents, the amounts thereof, and (c) with respect to any Eligible Collateral (other than those set forth in clause (a) or (b) of this definition), the price for such Eligible Collateral on the date of calculation obtained from a generally recognized source approved by the Issuer or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to such Eligible Collateral, any other source specified by the Company to which the Issuer does not reasonably object).

“Federal Agency” means any of the following agencies of the federal government of the United States:  (a)  Government National Mortgage Association; (b)  the Export-Import Bank of the United States; (c)  the Farmers Home Administration, an agency of the United States Department of Agriculture; (d)  the United States General Services Administration; (e)  the United States Maritime Administration; (f)  the United States Small Business Administration; (g)  the Commodity Credit Corporation; (h)  the Rural Electrification Administration; (i)  the Rural Telephone Bank; (j)  Washington Metropolitan Area Transit Authority; (k) the Federal Home Loan Mortgage Corporation; (l) the Federal National Mortgage Association; (m) the Federal Housing Finance Board; (n) the Federal Home Loan Bank; and (o)  such other federal agencies as are reasonably acceptable to the Issuer.

“Federal Agency Debt” means evidence of Freely Transferable Debt issued by a Federal Agency.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Barclays Bank on such day on such transactions as determined by the Issuer.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fees” means the L/C Fee, the Commitment Fee and any other fees referred to in Section 2.10(b) or the Engagement Letter.

“Freely Transferable” means securities which are freely transferable and traded in established and recognized markets and as to which there are readily available price quotations.

“GAAP or generally accepted accounting principles” means (a) when used in Section 6.08, whether directly or indirectly through reference to a capitalized term used therein,

means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Parent reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Parent adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

“GNMA MBS Investments” means single-class fully modified pass-through certificates in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, CMOs, pass through certificates backed by ARM, securities paying IO or PO and derivatives and similar derivatives securities).

“Governmental Authority” means any nation or government, or any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Debt” means Freely Transferable Debt issued by the U.S. Treasury Department or backed by the full faith and credit of the United States.

“Hedging Obligations” means, with respect to any Person, the liability of such Person under any futures contract or options contract, interest rate swap agreements or interest rate collar agreements and all other agreements or arrangements (other than Retrocession Agreements) designed to protect such Person against fluctuations in interest rates or currency exchange rates.  Debt under a Hedging Obligation shall be the amount of such Person’s net obligation, if any, under each hedging agreement (determined on the mark-to-market value for such agreement based upon a readily available quotation provided by a recognized dealer in such type of hedging agreement).

“Hybrid Securities” means any securities directly or indirectly issued by the Parent or any trust or other entity formed by the Parent that are treated as hybrid capital by S&P including, without limitation, the $100,000,000 trust preferred securities issued on January 6, 2006.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Insurance Subsidiary” means the Company and any other Subsidiary of the Parent which is licensed by any Governmental Authority to engage in the insurance business as a risk bearing entity.

“ISP” means the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice or such later version thereof as may be in effect at the time of issuance of a Letter of Credit.

“Issuer” means Barclays Bank in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.  The Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuer, in which case the term “Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuer’s Office” means, with respect to any currency, the Issuer’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Issuer may from time to time notify to the Company.

“Judgment Currency” has the meaning assigned to such term in Section 9.17.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuer.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or the extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Documents” means, as to any Letter of Credit, each L/C Application and any other document, agreement and instrument entered into by the Issuer and the Company or in favor of the Issuer and relating to such Letter of Credit.

“L/C Expiration Date” means October 31, 2017 (or, if such day is not a Business Day, the immediately preceding Business Day).

“L/C Fee” has the meaning assigned to such term in Section 2.10(b).

“L/C Obligations” means, as of any date of determination, the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the Dollar Equivalent of the aggregate of all Reimbursement Obligations (including Unpaid Reimbursement Obligations) after giving effect to any L/C Credit Extensions on such date and repayment of any Reimbursement Obligations (including Unpaid Reimbursement Obligations) with respect to Letters of Credit on such date.

“Letter of Credit” means any standby letter of credit issued hereunder.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Leverage Ratio” means the ratio, expressed as a percentage, of (a) Consolidated Debt to (b) Consolidated Net Worth plus Consolidated Debt.

“Lien” means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

“Loan Documents” means, collectively, this Agreement, the L/C Documents, the Engagement Letter and any agreement creating or perfecting rights in the Collateral.

“Material Adverse Effect” means, with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which results in:

(a)                                 a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of (i) the Company individually, (ii) the Company and its Subsidiaries, taken as a whole or (iii) the Parent and its Subsidiaries, taken as a whole;

(b)                                 a material adverse effect on the ability of the Company to perform any of its Obligations under any of the Loan Documents to which it is a party; or

(c)                                  any impairment of the validity, binding effect or enforceability of this Agreement or any of the other Loan Documents (other than a Letter of Credit), any impairment of the rights, remedies or benefits available to the Issuer under any Loan Document or any impairment of the attachment, perfection or priority of any lien of the Issuer under this Agreement other than (i) Permitted Statutory Liens and (ii) the Custodial Lien and Set-Off Rights.

In determining whether any individual event has a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events results in a Material Adverse Effect.

“Material Party” means each of (a) the Parent, (b) the Company, (c) any Insurance Subsidiary of the Parent, and (d) any Subsidiary of the Parent which is not an Insurance Subsidiary whose (i) total assets are 15% or more of the total assets of the Parent and its consolidated Subsidiaries (including such Subsidiary) in each case as set forth on the most recent fiscal year end balance sheet of such Subsidiary and the Parent and its consolidated Subsidiaries, respectively, and computed in accordance with GAAP, and (ii) total revenues are 15% or more of the total revenues of the Parent and its consolidated Subsidiaries (including such Subsidiary), in each case as set forth on the most recent fiscal year-end income statements of such Subsidiary and the Parent and its consolidated Subsidiaries, respectively, and computed in accordance with GAAP.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Municipal Securities” means publicly traded debt securities issued by any state or municipality located in the United States.

“Net Worth” means with respect to any Person, the consolidated net worth of such Person calculated in accordance with GAAP.

“Nonrenewal Notice Date” has the meaning assigned to such term in Section 2.02(c).

“Notice of Exclusive Control” means a written notice, in the form attached as Exhibit C to the Control Agreement, given by the Issuer to a Custodian upon an Event of Default that the Issuer is exercising sole and exclusive control of a Collateral Account and the Pledged Collateral credited thereto.

“Obligations” means all indebtedness, obligations and liabilities of the Company to the Issuer existing on the date of this Agreement or arising thereafter (including interest and fees that accrue after the commencement by or against the Company of any proceeding under Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured,  arising or incurred under this Agreement or any of the other Loan Documents or in respect of any Reimbursement Obligations incurred under any Letter of Credit or other instrument at any time evidencing any thereof and arising by contract, operation of law or otherwise.

“Organizational Documents” means (a) as to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Issuer, Taxes imposed as a result of a present or former connection between the Issuer and the jurisdiction imposing such Tax (other than connections arising from the Issuer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means Montpelier Re Holdings Ltd., a Bermuda company, or any successor by way of merger, continuation, consolidation or amalgamation provided any such merger, continuation, consolidation or amalgamation (i) is with a Person owned directly or indirectly by the Parent and (ii) does not result in a Change of Control.

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Statutory Liens” means liens arising by operation of law, so long as the aggregate obligations secured thereby do not exceed $1,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning specified in Section 8.01.

“Pledged Collateral Certificate” has the meaning specified in Section 5.04(e).

“Primary Policies” means any insurance or reinsurance policies issued by the Company or any other Insurance Subsidiary.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Barclays Bank as its prime rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Barclays Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” means the Company’s obligation to reimburse the Issuer on account of any drawing under any Letter of Credit as provided in Section 2.03.

“Related Parties” means, as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, custodians, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Amount” has the meaning specified in Section 8.06.

“Responsible Officer” means (a) the president, chief executive officer, chief financial officer, chief operating officer, treasurer, controller or any vice-president of the Company, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any vice president, secretary or assistant secretary of the Company and (c) solely for purposes of requests for L/C Credit Extensions, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article II, any other officer or employee of the Company so designated from time to time by one of the foregoing officers in a notice to the Issuer (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Issuer).

“Retrocession Agreements” means any agreement, treaty, certificate or other arrangement whereby the Company or any other Insurance Subsidiary cedes to another insurer all or part of the Company’s or such Insurance Subsidiary’s liability under a policy or policies of insurance insured or reinsured by the Company or such Insurance Subsidiary.

“Revaluation Date” means with respect to any Letter of Credit, each of the following:  (i) each date of issuance, extension or renewal of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Issuer shall determine.

“S&P” means Standard & Poor’s Ratings Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc..

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“SDN List” means the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the US Department of the Treasury or any similar list maintained by any Authority.

1“Spot Rate” for a currency means the rate determined by the Issuer to be the rate quoted by Barclays Bank as the spot rate for the purchase by Barclays Bank of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York City time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Issuer may obtain such spot rate from another financial institution designated by the Issuer if Barclays Bank does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the of shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trade Date” has the meaning assigned to such term in Section 9.04(b) (i).

“UCP” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance of a Letter of Credit.

“United States” and “U.S.” mean the United States of America.

“Unpaid Reimbursement Obligation” has the meaning assigned to such term in Section 2.03.  Solely for purposes of calculating the L/C Obligations and any component thereof, Reimbursement Obligations which have been paid by application of proceeds of Pledged Collateral by the Issuer shall not constitute Unpaid Reimbursement Obligations.

SECTION 1.02  Terms Generally.  (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Documents) herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any Law herein shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

SECTION 1.03  Changes in GAAP.  If the Company notifies the Issuer that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04  Exchange Rates; Currency Equivalents.

(a)                                 The Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and L/C Obligations denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars)

for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Issuer.

(b)                                 Wherever in this Agreement in connection with the issuance, amendment, extension or renewal of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Issuer, as the case may be.

SECTION 1.05  Additional Alternative Currencies.

(a)                                 The Company may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.

(b)                                 Any such request shall be made to the Issuer not later than 11:00 a.m. (New York City time), no less than ten Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Issuer in its sole discretion).  The Issuer shall notify the Company not later than 11:00 a.m. (New York City time), no more than five Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.  Any failure by the Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Issuer to permit Letters of Credit to be issued in such requested currency.  If the Issuer consents to the issuance of Letters of Credit in such requested currency, the Issuer shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.

SECTION 1.06  Change of Currency.

(a)                                 Each obligation of the Company to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Issuer and the Company may reasonably agree upon to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                                  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Issuer and the Company may reasonably agree upon to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II  LETTERS OF CREDIT.

SECTION 2.01  Commitment.

(a)                                 Subject to the terms and conditions set forth herein, the Issuer agrees (i) from time to time on any Business Day during the Availability Period, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company and to amend, renew or extend Letters of Credit previously issued by it, in accordance with paragraph (b) of this Section, and (ii) to honor drawings under the Letters of Credit; provided that the Issuer shall not be obligated to make any L/C Credit Extension if, as of the date of such L/C Credit Extension, the L/C Obligations would exceed the Commitment Amount.

(b)                                 The Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuer from issuing such Letter of Credit, or any Law (including with respect to sanctions) applicable to the Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuer in good faith deems material to it;

(ii)                                  the issuance of such Letter of Credit would violate one or more policies of the Issuer applicable to letters of credit generally and/or sanctions;

(iii)                               except as otherwise agreed by the Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(iv)                              the Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(v)                                 such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(c)                                  The Issuer shall not be under any obligation to amend or extend any Letter of Credit if (i) the Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(d)                                 Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is twelve months after the date of issuance of such Letter of Credit (or, in the case of any Auto-Renewal Letter of Credit, twelve months after the then current expiration date of such Letter of Credit) and (ii) the L/C Expiration Date; provided that, if requested by the Company and acceptable to the Issuer, a Letter of Credit may be issued by the Issuer containing an expiry date of more than twelve months after the date of issuance (but in no event later than the date specified in clause (ii) above).

SECTION 2.02  Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(a)                                 Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the Issuer in the form of an L/C Application, appropriately completed and signed by a Responsible Officer of the Company.  Such L/C Application must be received by the Issuer not later than 1:00 p.m. (New York City time) at least three Business Days (or such shorter period as the Issuer may agree in a particular instance) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the Issuer:  (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof (which shall not be Lloyd’s of London or members of its syndicate); (v) the documents to be presented by such beneficiary in case of any drawing thereunder;  and (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail reasonably satisfactory to the Issuer:  (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment.  Additionally, the Company shall furnish to the Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as the Issuer may reasonably require.

(b)                                 Upon confirmation by the Issuer that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions set forth herein, the Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be.

(c)                                  If the Company so requests in any applicable L/C Application, the Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit shall permit the Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuer, the Company shall not be required to make a specific request to the Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Issuer shall renew such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the Issuer shall not (x) permit any such renewal if the Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.01(a) and Section 2.01(b) or otherwise) or (y) be obligated to permit such renewal if it has determined or received notice (which may be in writing or by telephone (if immediately confirmed in writing)) on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Company that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and directing the Issuer not to permit such renewal.

(d)                                 Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuer will also deliver to the Company a true and complete copy of such Letter of Credit or amendment.

SECTION 2.03  Drawings and Reimbursement; Funding of Participations.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuer shall notify the Company thereof, and the Issuer shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit.  In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the Issuer in such Alternative Currency, unless (a) the Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (b) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the Issuer promptly following receipt of the notice of drawing that the Company will reimburse the Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  If the Issuer notifies the Company of any payment by the Issuer under a Letter of Credit prior to 11:00 a.m. (New York City time) on the date of such payment for a Letter of Credit to be reimbursed in Dollars, the Company shall reimburse the Issuer in an amount equal to the amount of such drawing and in the applicable currency by 3:00 p.m. (New York City time) on that date for a Letter of Credit to be reimbursed in Dollars; provided that if such notice is not provided to the Company prior to 11:00 a.m. (New York City time) on such payment date for a Letter of Credit to be reimbursed in Dollars, then the Company shall reimburse the Issuer in an amount equal to the amount of such drawing not later than 3:00 p.m. (New York City time) on the next succeeding Business Day for a Letter of Credit to be reimbursed in Dollars and such extension of time shall be reflected in computing fees in respect of such Letter of Credit.   If the Issuer notifies the Company of any payment by the Issuer under a Letter of Credit prior to 11:00 a.m. (Applicable Time) on the date of such payment for a Letter of Credit to be reimbursed in an Alternative Currency, the Company shall reimburse the Issuer in an amount equal to the amount of such drawing and in the applicable currency by 3:00 p.m. (Applicable Time) on that date for a Letter of Credit to be reimbursed in an Alternative Currency; provided that if such notice is not provided to the Company prior to 11:00 a.m. (Applicable Time) on such payment date for a Letter of Credit to be reimbursed in an Alternative Currency, then the Company shall reimburse the Issuer in an amount equal to the amount of such drawing not later than 3:00 p.m. (Applicable Time) on the next succeeding Business Day for a Letter of Credit to be reimbursed in an Alternative Currency and such extension of time shall be reflected in computing fees in respect of such Letter of Credit.  If the Company fails to so reimburse the Issuer by such time, the amount of the unreimbursed drawing (the “Unpaid

Reimbursement Obligation) shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.   Any notice given by the Issuer pursuant to this Section 2.03 may be given by telephone if immediately confirmed in writing; provided that the lack of such confirmation shall not affect the conclusiveness or binding effect of such notice.

SECTION 2.04  Obligations Absolute.  The obligation of the Company to reimburse the Issuer for each drawing under each Letter of Credit and to repay each Reimbursement Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)                                 any lack of validity or enforceability of such Letter of Credit or any term or provision thereof, any Loan Document, or any other agreement or instrument relating thereto;

(b)                                 the existence of any claim, counterclaim, setoff, defense or other right that the Company may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)                                  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)                                 any payment by the Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply strictly with the terms of such Letter of Credit; or any payment made by the Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(e)                                  any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Company in respect of such Letter of Credit;

(f)                                   any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or in the relevant currency markets generally; or

(g)                                  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the

Company’s instructions or other irregularity, the Company will promptly notify the Issuer.  The Company shall be conclusively deemed to have waived any such claim against the Issuer and its correspondents unless such notice is given as aforesaid.

SECTION 2.05  Role of Issuer.  The Issuer and the Company agree that, in paying any drawing under a Letter of Credit, the Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document.  Neither the Issuer, nor any of its correspondents, participants or assignees shall be liable for (i) any action taken or omitted in the absence of gross negligence or wilful misconduct or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither the Issuer nor any of the respective correspondents, participants or assignees of the Issuer shall be liable or responsible for any of the matters described in Section 2.04; provided that, notwithstanding anything in such Section to the contrary, the Company may have a claim against the Issuer, and the Issuer may be liable to the Company, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive or exemplary) damages suffered by the Company which a court of competent jurisdiction determines in a final nonappealable judgment were caused by the Issuer’s gross negligence or willful misconduct or the Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

SECTION 2.06  Applicability of ISP or UCP.  Unless otherwise expressly agreed by the Issuer and the Company when a Letter of Credit is issued, such Letter of Credit shall be subject to either the ISP or, if required by the applicable Governmental Authority regulating the beneficiary of such Letter of Credit, the UCP.

SECTION 2.07  Conflict with L/C Application.  In the event of any conflict between the terms of this Agreement and the terms of any L/C Application, the terms hereof shall control.

SECTION 2.08  Termination or Reduction of Commitment.  The Company may, upon notice to the Issuer, terminate the unused portion of the Commitment; provided that (a) each such notice shall be in writing and must be received by the Issuer at least three Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that a notice of termination of the Commitment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Issuer on or prior to the specified effective date) if such condition is not satisfied), (b) any such partial reduction shall be in an aggregate amount of $10,000,000 or a larger multiple of $1,000,000 and (c) the Company shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the L/C Obligations would exceed the Commitment Amount.  Unless previously terminated, the Commitment shall automatically terminate on the date specified in clause (a) of the definition of “Commitment Termination Date”.

SECTION 2.09  Interest.

(a)                                 If any Reimbursement Obligation is not paid when due, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(b)                                 If any amount (other than a Reimbursement Obligation) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(c)                                  While any Event of Default exists, (A) the Company shall pay interest on the principal amount of all Unpaid Reimbursement Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws and (B) the L/C Fees and any other amounts outstanding shall accrue at the Default Rate.

(d)                                 Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e)                                  Interest on Reimbursement Obligations shall be payable upon the date of repayment and upon demand.

(f)                                   Interest hereunder shall be due and payable before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.

(g)                                  All interest hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.10  Fees.

(a)                                 Commitment Fees.  The Company agrees to pay to the Issuer a commitment fee (the “Commitment Fee”), in Dollars, which shall accrue at a rate per annum equal to 0.125% per annum times the actual daily amount by which the Commitment Amount exceeds the L/C Obligations, during the period from and including the Closing Date to but excluding the Commitment Termination Date.  Accrued Commitment Fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the date hereof, and on the Commitment Termination Date.

(b)                                 L/C Fees.  The Company agrees to pay to the Issuer a Letter of Credit fee, in Dollars with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”), during the period from and including the Closing Date to but excluding the later of the Commitment Termination Date and the date on which the Issuer ceases to have any L/C Obligations, which L/C Fee shall accrue at a rate per annum equal to the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) times (a) if the Collateral consists solely of Cash, Cash Equivalents and Government Debt,  0.25% and (b) in all other cases, 0.35%.  Accrued L/C Fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Commitment Termination Date; provided that any such fees accruing after the Commitment Termination Date shall be payable on demand.  Notwithstanding anything herein to the contrary, while any Event of Default exists, all L/C Fees shall accrue at the applicable Default Rate.  In addition, the Company agrees to pay to the Issuer, in Dollars, (i)  the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuer relating to letters of credit as from time to time in effect, and (ii) with respect to Letters of Credit issued to beneficiaries located other than in the United States, the United Kingdom or Australia, if there will be any fees and expenses charged by any correspondent or confirming bank in connection with such Letter of Credit (“Correspondent Issuance Costs”), the Issuer shall advise the Company of such Correspondent Issuance Costs prior to issuance of such Letter of Credit and such Letter of Credit shall not be issued unless such Correspondent Issuance Costs have been approved by the Company and all of such fees, costs and charges described in clauses (i) and (ii) shall be payable to the Issuer within three Business Days after its demand therefor and are nonrefundable.

(c)                                  Fee Computation.  All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Issuer of a fee hereunder shall be conclusive absent manifest error.

SECTION 2.11  Payments Generally.

(a)                                 Payments by the Company.  All payments to be made by the Company under any Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to L/C Obligations denominated in an Alternative Currency, all payments by the Company shall be made to the Issuer, at the Issuer’s Office in Dollars and in Same Day Funds not later than 12:00 noon (New York City time) on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Company hereunder with respect to L/C Obligations denominated in an Alternative Currency shall be made to the Issuer, at the Issuer’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Issuer on the dates specified herein.  Without limiting the generality of the foregoing, the Issuer may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Company is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Company shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

All amounts received by the Issuer after (i) 12:00 noon (New York City time), in the case of payments in Dollars, or (ii) the Applicable Time specified by the Issuer, in the case of payments in an Alternative Currency, shall in each case be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue.  If any payment to be made by the Company shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Commitment Termination Date, payment shall be made on the immediately preceding Business Day.

(b)                                 Application of Insufficient Payments.  Subject to Section 7.02, if at any time insufficient funds are received by and available to the Issuer to pay fully all amounts of any Unpaid Reimbursement Obligation, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder and (ii) second, to pay Unpaid Reimbursement Obligations then due hereunder.

SECTION 2.12  Compensation for Losses.  Upon written demand of the Issuer from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Company shall promptly (but in any event within ten days) after such demand compensate the Issuer for and hold the Issuer harmless from any loss, cost or expense incurred by it as a result of any failure by the Company to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, including any loss or expense arising from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract; provided that, for the avoidance of doubt, the Company shall not be obligated to compensate the Issuer under this Section for any loss of anticipated profits in respect of any of the foregoing.

SECTION 2.13  Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if any applicable Law (as determined in the good faith discretion of the Issuer) requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section) the Issuer receives an amount equal to the sum it would have received had no such deductions been made.

(b)                                 Payment of Other Taxes by the Company.  The Company shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Issuer timely reimburse the Issuer for the payment of, any Other Taxes.

(c)                                  Indemnification by the Company.  The Company shall indemnify the Issuer within ten days after demand therefor, for the full amount of any Indemnified Taxes

(including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Issuer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by the Issuer shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section, the Company shall deliver to the Issuer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuer.

(e)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this paragraph (e) to the contrary, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)                                   Indemnification by the Issuer.  The Issuer shall indemnify the Company within 10 days after demand therefor, for any Excluded Taxes attributable to the Issuer and that are payable or paid by the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Issuer by the Company shall be conclusive absent manifest error.

SECTION 2.14  Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Issuer;

(ii)                                  subject the Issuer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (a) through (d) of the definition of “Excluded Taxes” and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes) or that are franchise or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)                               impose on the Issuer or the London interbank market any other condition, cost or expense (except, in each case, with respect to Taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to the Issuer of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Issuer hereunder (whether of principal, interest or any other amount) then, upon request of the Issuer, the Company will pay to the Issuer such additional amount or amounts as will compensate the Issuer for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If the Issuer determines that any Change in Law affecting the Issuer or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital for the Issuer or its holding company, if any, as a consequence of this Agreement, the Commitment of the Issuer or the Letters of Credit issued by the Issuer, to a level below that which the Issuer or its holding company could have achieved but for such Change in Law (taking into consideration the Issuer’s or its holding company’s policies with respect to capital adequacy and liquidity), then from time to time the Company will pay to the Issuer such additional amount or amounts as will compensate the Issuer or its holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of the Issuer setting forth in reasonable detail the amount or amounts necessary to compensate the Issuer or its holding company as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error.  The Company shall pay the Issuer the amount shown as due on any such certificate promptly (but in any event within ten days) after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of the Issuer to demand compensation pursuant to this Section shall not constitute a waiver of the Issuer’s right to demand such compensation; provided that the Company shall not be required to compensate the Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than three months prior to the date that the Issuer notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of the Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15  Mitigation Obligations.  If at any time (i)  the Issuer requests compensation under Section 2.13 or Section 2.14, then the Issuer shall, at the request of the Company, use reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Issuer, such designation or assignment

(A) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.14, as the case may be, in the future and (B) in each case, would not subject the Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Issuer.  The Company hereby agrees to pay all reasonable costs and expenses incurred by the Issuer in connection with any such designation or assignment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Issuer that:

SECTION 3.01  Corporate Authority.

(a)                                 Incorporation; Good Standing.  The Company (a) is a company duly organized, validly existing and in good standing under the laws of Bermuda, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

(b)                                 Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of the Company, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Company is subject or any judgment, order, writ, injunction, license or permit applicable to the Company and (d) do not conflict with any provision of the Organizational Documents of, or any agreement or other instrument binding upon, the Company.

(c)                                  Enforceability.  The execution and delivery of this Agreement and the other Loan Documents will result in valid and legally binding obligations of the Company enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights or by the application of equitable principles relating to enforceability (regardless of whether considered in a proceeding in equity or at law) including, without limitation, (i) the possible unavailability of specific performance injunctive relief or any equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealings; provided that the Company assumes for the purposes of this Section 3.01(c) that this Agreement and the other Loan Documents have been validly executed and delivered by each of the parties thereto other than the Company.

SECTION 3.02  Governmental Approvals.  The execution, delivery and performance by the Company of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

SECTION 3.03  Financial Statements.

(a)                                 Fiscal Year.  The Parent and each of its Subsidiaries has a fiscal (or financial) year which is the twelve months ending on December 31 of each calendar year.

(b)                                 Financial Statements.  There has been furnished to the Issuer (i) (x) a consolidated balance sheet of the Parent and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Parent and its Subsidiaries for the fiscal year then ended, and (y) a consolidated balance sheet of the Company and its Subsidiaries as at the Balance Sheet Date and a consolidated statement of income of the Company and its Subsidiaries for the fiscal year then ended and (ii) (x) a consolidated balance sheet and consolidated statement of income of the Parent and its Subsidiaries as at and for the six months ended June 30, 2012 and (y) a consolidated balance sheet and consolidated statement of income of the Company and its Subsidiaries as at and for the six months ended June 30, 2012.  Such balance sheet and statement of income have been prepared in accordance with GAAP (subject, in the case of the June 30, 2012 statements, to the absence of footnotes and year-end adjustments) and fairly present the financial condition of the Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, as at the close of business on the date thereof and the results of operations for the period then ended.  There are no Contingent Liabilities of the Parent or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Parent, which were not disclosed in such balance sheet or the notes related thereto.

SECTION 3.04  No Material Adverse Changes, etc.  Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect.

SECTION 3.05  Franchises, Patents, Copyrights, etc.  The Company possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

SECTION 3.06  Litigation.  Except as set forth in Schedule 3.06 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Company or any of its Subsidiaries before any Governmental Authority, (a) that, if adversely determined, would be expected to, either in any case or in the aggregate,  (i) have a Material Adverse Effect or (ii) materially impair the right of the Company and its Subsidiaries to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Parent and its Subsidiaries or (b) which question the validity of this Agreement.

SECTION 3.07  No Materially Adverse Contracts, etc.  Neither the Company nor any of its Subsidiaries is subject to any Organizational Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or, to the knowledge of the Responsible Officers, is expected in the future to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Responsible Officers, to have any Material Adverse Effect.

SECTION 3.08  Compliance with Other Instruments, Laws, etc.  Neither the Company nor any of its Subsidiaries is in violation of any provision of its Organizational Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

SECTION 3.09  Tax Status.  The Company and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, except those which the failure to file would not have a Material Adverse Effect, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or those which the failure to pay would not have a Material Adverse Effect and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the Responsible Officers of the Company know of any basis for any such claim.

SECTION 3.10  No Event of Default.  No Default has occurred and is continuing.

SECTION 3.11  Investment Company Acts.  Neither the Company nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  The Company is not engaged in the “investment business” as defined in The Investment Business Act 2003 of Bermuda.

SECTION 3.12  Absence of Financing Statements, etc.  There is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on any of the Pledged Collateral other than those in favor of the Issuer.

SECTION 3.13  Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Issuer’s security interest in the Pledged Collateral.  The Issuer acknowledges and agrees that the Pledged Collateral is subject to liens and set-off rights in favor of the Custodian pursuant to Article III, Section 5 of the Control Agreement (the “Custodial Lien and Set-off Rights”).  The Pledged Collateral and the Issuer’s rights with respect to the Pledged Collateral are not subject to any set-off, claims, withholdings or other defenses other than the Custodial Lien and Set-off Rights.  The Company is the owner of the Pledged Collateral free from any lien, encumbrance or security interest, other than (i) Permitted Statutory Liens, (ii) the Custodial Lien and Set-Off Rights and (iii) those granted hereby.

SECTION 3.14  Use of Proceeds.

(a)                                 General.  The Company will obtain Letters of Credit to be issued to support Company Reinsurance Agreements, provided that no Letter of Credit will be issued to Lloyd’s of London or members of its syndicate (whether in connection with a Company Reinsurance Agreement or to provide supporting funds).

(b)                                 Regulations U and X.  No portion of any Letter of Credit to be obtained shall be used, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X.

SECTION 3.15  Subsidiaries, etc.  As of the Closing Date, (a) the Parent has no Subsidiaries other than those specifically disclosed on Schedule 3.15 and such Schedule correctly indicates which Subsidiaries are Insurance Subsidiaries, and which Subsidiaries are Material Parties, (b)  all of the outstanding Capital Stock in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Person and in the amounts specified on Schedule 3.15 free and clear of all Liens and (c) the Parent and its Subsidiaries have no equity investments in any other corporation or entity other than those specifically disclosed on Schedule 3.15.

SECTION 3.16  Disclosure.  No report, financial statement or other written information furnished by or on behalf of the Company to the Issuer in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  There is no fact known to the Company or any of its Subsidiaries as of the date hereof which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

SECTION 3.17  Foreign Assets Control Regulations, Etc.  None of the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. Section 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of any Authority, including, without limitation, the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) (the “Executive Order”) and (b) the PATRIOT Act).  The Company and each of its Subsidiaries is in compliance in all material respects with the Trading With the Enemy Act, the Foreign Assets Control Regulations, the Executive Order and the PATRIOT Act.  Furthermore, neither the Company nor any of its Subsidiaries (A) is subject to any U.S. sanctions administered by OFAC, (B) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act,  the Foreign Assets Control Regulations or any SDN List or (C) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”, (D) is listed or is controlled, directly or indirectly by any person on any SDN List, (E) is located, organized or resident in a country which is the subject of Sanctions of any Authority or (F) is a governmental agency, authority or body or state-owned enterprise of any country which is the subject of sanctions by any Authority.

SECTION 3.18  Identification Number.  The true and correct organizational identification number of the Company is 31261.

SECTION 3.19  Representations as to Foreign Jurisdiction Matters.  The Company represents and warrants to the Issuer that:

(a)                                 The Company is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by the Company of the Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither the Company nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Bermuda in respect of its obligations under the Loan Documents.

(b)                                 The Loan Documents are in proper legal form under the Laws of Bermuda for the enforcement thereof against the Company under the Laws of Bermuda, and to ensure the legality, validity, enforceability or admissibility in evidence of the Loan Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents that the Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which the Company is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization that has been made and is in full force and effect, or is not required to be made until the Loan Documents are sought to be enforced and (ii) any charge or tax that has been timely paid by or on behalf of the Company.

(c)                                  As of the Closing Date, there is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of Bermuda either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Company pursuant to the Loan Documents.

(d)                                 The execution, delivery and performance of the Loan Documents are, under applicable foreign exchange control regulations of Bermuda, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE IV

CONDITIONS

SECTION 4.01  Closing Date.  The obligation of the Issuer to issue Letters of Credit hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(i)                                     Executed Counterparts of this Agreement.  The Issuer shall have executed this Agreement and received a counterpart of this Agreement signed by the Borrower (or written evidence satisfactory to the Issuer of a signed signature page to this Agreement that the Borrower has signed a counterpart of this Agreement).

(ii)                                  Executed Counterparts of the Control Agreement.  The Issuer shall have received from each party thereto a counterpart of the Control Agreement which shall be in full force and effect and shall be in form and substance satisfactory to the Issuer and the Issuer shall have viewing rights with respect to the Collateral Accounts subject to such Control Agreement.

(iii)                               Pledged Collateral Certificate.  If a Letter of Credit is issued on the Closing Date, the Issuer shall have received from the Company a Pledged Collateral Certificate dated as of the Closing Date.

(iv)                              Certificates.  The Issuer shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company as the Issuer may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents;

(v)                                 Corporate Documents.  The Issuer shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as the Issuer may reasonably request relating to the organization, existence and good standing of the Company and any other legal matters relating to the Company, the Loan Documents or the transactions contemplated thereby.

(vi)                              Opinion of Counsel to Company.  The Issuer shall have received an opinion of Cravath, Swaine & Moore LLP, New York counsel to the Company, addressed to the Issuer and dated the Closing Date, in form and substance satisfactory to the Issuer (and the Company hereby instructs such counsel to deliver such opinion to the Issuer).

(vii)                           Opinion of Bermuda Counsel to Company.  The Issuer shall have received an opinion of Appleby, Bermuda counsel to the Company, addressed to the Issuer and dated the Closing Date, in form and substance satisfactory to the Issuer (and the Company hereby instructs such counsel to deliver such opinion to the Issuer).

(viii)                        Fees and Expenses.  The Company shall have paid all fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to the

Issuer in connection herewith to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Company prior to the Closing Date).

(ix)                              KYC Information.  The Company shall have provided to the Issuer the documentation and other information requested by the Issuer in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

(x)                                 Officer’s Certificate.  The Issuer shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Company, confirming satisfaction of the conditions set forth in this Section and compliance with the conditions set forth in clauses (ii) and (iii) of the first sentence of Section 4.02.

(xi)                              Compliance Certificate.  The Issuer shall have received a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Company ended June 30, 2012, signed by chief executive officer, chief financial officer, treasurer or controller of the Company.

(xii)                           Process Agent Letter.  A letter from the Process Agent agreeing to the terms of Section 9.09(d).

The Issuer shall notify the Company of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02  Conditions to All L/C Credit Extensions.  The obligation of the Issuer to make any L/C Credit Extension is additionally subject to the satisfaction of the following conditions:

(i)                                     the Issuer shall have received an L/C Application in accordance with the requirements hereof;

(ii)                                  the representations and warranties of the Company set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such L/C Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

(iii)                               no Default shall have occurred and be continuing or would result from such L/C Credit Extension or from the application of proceeds thereof;

(iv)                              in the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Issuer would make it impracticable for such L/C Credit Extension to be denominated in the relevant Alternative Currency;

(v)                                 the Issuer shall have received a Pledged Collateral Certificate calculated as of the most recent Business Day of the issuance, extension or renewal of such Letter of Credit; and

(vi)                              following such issuance, the L/C Obligations shall not exceed either the Commitment Amount or the Collateral Coverage Amount.

Each request for an L/C Credit Extension by the Company hereunder and each L/C Credit Extension shall be deemed to constitute a representation and warranty by the Company on and as of the date of the applicable L/C Credit Extension as to the matters specified in clauses (ii) and (iii) above in this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitment has expired or been terminated and all Letters of Credit shall have expired or been terminated, the Company covenants and agrees with the Issuer that:

SECTION 5.01  Punctual Payment.  The Company will duly and punctually pay or cause to be paid the Reimbursement Obligations, Fees and all other amounts provided for in this Agreement and the other Loan Documents to which the Company or any of its Subsidiaries are a party, all in accordance with the terms of this Agreement and such other Loan Documents.

SECTION 5.02  Maintenance of Office.  The Company will maintain its principal office at Montpelier House, 94 Pitts Bay Road, Hamilton, Bermuda HM HX, or at such other place as the Company shall designate upon written notice to the Issuer, where notices, presentations and demands to or upon the Company in respect of the Loan Documents to which the Company is a party may be given or made.

SECTION 5.03  Records and Accounts.  The Company will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage PricewaterhouseCoopers or other independent certified public accountants satisfactory to the Issuer as the independent certified public accountants of the Parent and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Parent and its Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Issuer.

SECTION 5.04  Financial Statements, Certificates and Information.  The Company will deliver to the Issuer:

(a)                                 not later than ninety (90) days after the end of each fiscal year of the Parent, (i) the consolidated balance sheet of the Parent and its Subsidiaries and the consolidating balance sheet of the Parent and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with GAAP, and, in the case of the consolidated balance sheet and related consolidated statement of income and consolidated statement of cash flow, certified, without qualification and without an expression of uncertainty as to the ability of the Parent, the Company or any of their Subsidiaries to continue as going concerns (other than any expression of uncertainty that is expressly solely with respect to, or expressly resulting solely from any potential inability to satisfy the financial covenant set forth in Section 6.08(a) of this Agreement on a future date or in a future period), by PricewaterhouseCoopers or any other independent certified public accountant engaged pursuant to Section 5.03(c) and (ii) the consolidated balance sheet of the Company and its Subsidiaries and the consolidating balance sheet of the Company and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with GAAP, and, in the case of the consolidated balance sheet and related consolidated statement of income and consolidated statement of cash flow, certified, without qualification;

(b)                                 as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Parent, (i) copies of the unaudited consolidated balance sheet of the Parent and its Subsidiaries and the unaudited consolidating balance sheet of the Parent and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income for the portion of the Parent’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Parent that the information contained in such financial statements fairly presents the financial position of the Parent and its Subsidiaries on the date thereof (subject to year-end adjustments); and (ii) copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries and the unaudited consolidating balance sheet of the Company and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Company’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Company that the information contained in such financial statements fairly presents the financial position of the Company and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)                                  Within thirty (30) days of receipt of any audit committee report prepared by the Company’s or the Parent’s accountants, if there are any reportable events resulting in any discussion in the sections of such report entitled “Errors or Irregularities”, “Illegal Acts” or “Misstatements Due to Fraud”, the Company will provide copies of such sections to the Issuer;

(d)                                 simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a Compliance Certificate;

(e)                                  no later than (i) the fifth (5th) Business Day of each month and (ii) one Business Day after a request from the Issuer, a certificate (the “Pledged Collateral Certificate”) substantially in the form of Exhibit C attached hereto, signed by an officer of the Company, certifying compliance with the collateral coverage requirement set forth in Section 5.08 and demonstrating, in detail satisfactory to the Issuer, the Fair Market Value of the Eligible Collateral as of the last Business Day of the immediately preceding month or Business Day, as the case may be;

(f)                                   five days after the date filed with the relevant Governmental Authority for each of its fiscal years, but in any event within 125 days after the end of each fiscal year of the Company and each other Insurance Subsidiary, a copy of the annual financial statements required to be filed with the Minister of Finance of Bermuda or such other appropriate Governmental Authority of the jurisdiction of domicile of any Insurance Subsidiary;

(g)                                  contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of the Parent or the Company; and

(h)                                 from time to time such other financial data and information as the Issuer may reasonably request.

Documents required to be delivered pursuant to Section 5.04(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Issuer has access (whether a commercial or third-party website); provided that: (A) upon written request by the Issuer, the Company shall deliver paper copies of such documents to the Issuer until a written request to cease delivering paper copies is given by the Issuer and (B) the Company shall notify the Issuer (by facsimile or electronic mail) of the posting of any such documents and provide to Issuer by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.05  Notices.

(a)                                 Defaults.  As soon as practicable after a Responsible Officer of the Company knows of the existence of any Default, the Company will notify the Issuer, in writing, of the occurrence of such Default, together with a reasonably detailed description thereof, and the actions the Company proposes to take with respect thereto.

(b)                                 Notification of Claim against Pledged Collateral.  The Company will, immediately upon becoming aware thereof, notify the Issuer, in writing, of any set-off, claims, withholdings or other defenses to which any of the Pledged Collateral, or the Issuer’s rights with respect to the Pledged Collateral, are subject other than with respect to the Custodial Lien and Set-off Rights, provided, that the Company will notify the Issuer hereunder of any set-off exercised by the Custodian pursuant to the Custodial Lien and Set-off Rights.

(c)                                  Notice of Litigation and Judgments.  The Company will, and will cause each of its Subsidiaries to, give notice to the Issuer in writing within thirty (30) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries and stating the nature and status of such litigation or proceedings.  The Company will give notice to the Issuer, in writing, in form and detail satisfactory to the Issuer, within ten (10) days of any final judgment not covered by insurance, against the Company or any of its Subsidiaries in an amount in excess of $5,000,000.

SECTION 5.06  Legal Existence; Maintenance of Properties.  The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries.  It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 5.06 shall prevent the Company from discontinuing the operation of any Subsidiary or the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Company, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

SECTION 5.07  Taxes.  The Company will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real estate, sales and activities, or any part thereof, or upon the income or profits therefrom, other than where failure to pay such taxes would not result in a Material Adverse Effect; provided, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Parent or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further that the Company and each Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached to the Pledged Collateral as security therefor.

SECTION 5.08  Collateral Coverage.  The Company hereby covenants and agrees that the Collateral Coverage Amount must at all times be equal to or greater than the L/C Obligations.  If at any time the Collateral Coverage Amount is less than the L/C Obligations, then the Company shall promptly provide to the Issuer and pledge hereunder such additional Eligible Collateral as may be necessary to satisfy the foregoing Collateral Coverage Amount.  Failure to do so within two (2) Business Days shall constitute an immediate and automatic Event of Default under the terms and conditions of this Agreement.  Notwithstanding the monthly reporting obligations set forth in Section 5.04(e), the covenant contained herein shall be tested at all times.

SECTION 5.09  Inspection of Properties and Books, etc.  The Company shall permit representatives and independent contractors of the Issuer to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company at the Issuer’s expense; provided, however, that when an Event of Default exists the Issuer (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours upon reasonable advance notice.

SECTION 5.10  Compliance with Laws, Contracts, Licenses, and Permits.  The Company will, and will cause each of its Subsidiaries to, comply with (a) the applicable Laws wherever its business is conducted, including all environmental Laws, except where failure to do so would not have a Material Adverse Effect, (b) the provisions of its Organizational Documents, (c) all agreements and instruments by which it or any of its properties may be bound, except where failure to do so would not have a Material Adverse Effect, and (d) all applicable decrees, orders, and judgments, except where failure to do so would not have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any competent government shall become necessary or required in order that the Company fulfill any of its obligations hereunder or any of the other Loan Documents to which the Company is a party, the Company will immediately take or cause to be taken all reasonable steps within the power of the Company to obtain such authorization, consent, approval, permit or license and furnish the Issuer with evidence thereof.

SECTION 5.11  Use of Proceeds.  The Company will obtain Letters of Credit solely for the purposes set forth in Section 3.14(a).

SECTION 5.12  Further Assurances.

(a)                                 The Company will, and will cause each of its Subsidiaries to, cooperate with the Issuer and execute such further instruments and documents as the Issuer shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

(b)                                 In the event that the senior unsecured debt rating of the Person then acting as Custodian is below BBB- by S&P or Baa3 by Moody’s, at the request of Barclays Bank, the Company, at its sole cost and expense, will transfer the Collateral Account to a new Custodian reasonably acceptable to Barclays Bank and in connection therewith enter into a new Control Agreement with respect to such Collateral Account within 15 days of such the date Barclays Bank approves such new Custodian.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitment has expired or been terminated, all Letters of Credit have expired or been terminated and all Obligations have been paid in full, the Company covenants and agrees with the Issuer that:

SECTION 6.01  Business Activities.  The Company will not engage directly or indirectly (whether through Subsidiaries or otherwise), as its primary business, in any type of business other than the insurance and reinsurance and related businesses.

SECTION 6.02  Fiscal Year.  The Company will not, and will not permit any of its Subsidiaries to, change the date of the end of its fiscal or financial year from that set forth in Section 3.03(a).

SECTION 6.03  Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business, provided that transactions between the Company or any of its Subsidiaries with the Parent or any Subsidiary of the Parent shall be excluded from the restrictions set forth in this Section 6.03.

SECTION 6.04  Disposition of Assets.  The Company will not, and will not permit any of its Subsidiaries that are Insurance Subsidiaries to, sell, transfer, convey or lease all or substantially all of its assets or sell or assign with or without recourse any receivables, other than any sale, transfer, conveyance or lease in the ordinary course of business, except for any sale, transfer, lease or disposition of an asset by a Subsidiary of the Company to a Subsidiary of the Company, provided that no Default has occurred and is continuing or would result therefrom.

SECTION 6.05  Mergers, Consolidations and Sales.  The Company will not, and will not permit any of its Subsidiaries which is a Material Party to, merge or consolidate except that, provided in each case no Default has occurred and is continuing or would result therefrom,

(i)  any wholly-owned Subsidiary of the Company may merge with any other wholly-owned Subsidiary of the Company,

(ii)  the Company may merge with any other wholly-owned Subsidiary of the Parent provided the Company is the surviving corporation; and

(iii)  the Company may merge, amalgamate or consolidate with another Person provided (A) such Person is a corporation or company with limited liability organized under the laws of any state of the United States, the District of

Columbia,  Bermuda, the United Kingdom, the Netherlands or Switzerland, (B) the surviving or resulting Person shall be liable for all of the Obligations of the Company under the Loan Documents, (C) the security interest granted hereunder continues in full force and effect with the same priority and there are no additional barriers to enforcement of the same, (D) the management team and board of directors of the surviving or resulting Person are substantially the same as prior to such merger, consolidation or amalgamation,  (E) the merger, consolidation or amalgamation is not a hostile takeover and (F) the Issuer shall have received such documents, certificates and opinions in connection with such merger, amalgamation or consolidation affirming the effectiveness of this Agreement and the other Loan Documents and the liability of the surviving or resulting Person for the Obligations as it shall have reasonably requested .

SECTION 6.06  Liens.  The Company will not, and will not permit any of its Subsidiaries to, create, assume, incur, guarantee or otherwise permit any Debt secured by any Lien upon any shares of Capital Stock of any of its Subsidiaries (whether such shares of Capital Stock are now owned or hereafter acquired) without effectively providing concurrently that the Obligations (and, if the Company so elects, any other Debt of the Company that is not subordinate to the Obligations and with respect to which the governing instruments require, or pursuant to which the Company is otherwise obligated, to provide such security) shall be secured on an equal and ratable basis with such Debt for at least the time period such other Debt is so secured.

SECTION 6.07 Sanctions.

(a)                                 No portion of any Letter of Credit shall be used, directly or indirectly, for the purposes of any transaction related to either: (i) any person which is listed on an SDN List, or is owned or controlled, directly or indirectly, by any person listed on an SDN List; or (ii) any country which is the subject of sanctions by any Authority.

(b)                                 Neither the Company, nor any of its Subsidiaries, shall engage in any conduct which might reasonably be expected to cause it to become a subject of sanctions by any Authority.

SECTION 6.08  Financial Covenants.

(a)                                 Leverage Ratio.  The Company will not permit the Leverage Ratio to be more than thirty percent (30%).  For purposes of determining the Leverage Ratio, Hybrid Securities will be accorded the same capital treatment as given to such Hybrid Securities by S&P; provided that no Subsidiary of the Parent (other than a trust or other entity formed for the purpose of issuing the Hybrid Securities) shall have any direct or indirect liability in respect of the Hybrid Securities; and provided further that the maximum amount of Hybrid Securities eligible for equity treatment in determining the Leverage Ratio (regardless of the treatment by S&P) cannot exceed 15% of total capital.

(b)                                 A.M. Best Rating.  The Company will not permit its A.M. Best Rating to fall below the rating of “B++” or to be withdrawn.

ARTICLE VII

EVENTS OF DEFAULT; ACCELERATION

SECTION 7.01  Events of Default and Acceleration.  The occurrence and continuance of any of the following shall constitute an event of default (each an “Event of Default”):

(a)  default in the payment of any of the Obligations consisting of Reimbursement Obligations;

(b)  default in the payment of any Obligations (other than those specified in clause (a) above) under any of the Loan Documents, including, without limitation, default in the payment of Fees and interest, which shall continue for more than three (3) Business Days;

(c)  any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company herein, in any Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(d)  default in the performance of any of the agreements or covenants of the Company set forth in Section 5.05, 5.06, 5.08, 5.11, 5.12(b), 6.01, 6.04, 6.05, 6.07 or 6.08(b) after the date upon which any applicable grace or cure periods that are expressly herein provided shall have elapsed;

(e)  default in the performance of any of the agreements or covenants of the Company set forth in Section 5.04(e) and continuance of such default for a period of 10 days after the date upon which any applicable grace or cure periods that are expressly herein provided shall have elapsed;

(f)  default in the performance of any of the agreements of the Company set forth in Section 6.08(a) and continuance of such default for a period of 30 days unless a Cure Contribution is made during such 30 days;

(g)  default in the performance of any of the agreements or covenants of the Company under this Agreement or any other Loan Document (other than those specified in Section 7.01(a), (b), (c), (d), (e) or (f) above) and continuance of such default for a period of 30 days after the date upon which (x) any Responsible Officer had actual knowledge of such default or (y) any applicable grace or cure periods that are expressly herein provided shall have elapsed;

(h)  any Control Agreement is terminated by any party thereto and the Company, the Issuer and another securities intermediary satisfactory to the Issuer have not, as of the date that is three (3) Business Days prior to the effective date of such termination, entered into a control agreement in form and substance reasonably satisfactory to the Issuer, such that the Issuer’s first priority lien and security interest in the Pledged Collateral is preserved unimpaired;

(i)  the Issuer’s security interest in the Pledged Collateral shall cease to be a first priority perfected security interest, otherwise than in accordance with the terms hereof or in connection with (i) Permitted Statutory Liens or (ii) in connection with the Custodial Lien and Set-Off Rights; or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind this Agreement or any other Loan Document shall be commenced by or on behalf of the Company or any of its shareholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, this Agreement or any one or more of the other Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(j)  a Material Party shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(k)  a Material Party admits in writing that it is generally unable to pay debts as they mature or become due;

(l)  a Material Party makes a general assignment for the benefit of creditors;

(m)  any of the Pledged Collateral is subject to any lien or encumbrance or any claim or demand, other than (i) Permitted Statutory Liens and (ii) the Custodial Lien and Set-Off Rights, that if unpaid might by law or upon bankruptcy, insolvency or otherwise, be given any priority whatsoever over the Company’s general creditors with respect to the Pledged Collateral or is transferred for the purposes of the payment of indebtedness not arising hereunder or is taken by attachment, execution or any other form of legal process;

(n)  the commencement of a proceeding by or against a Material Party under any Debtor Relief Law seeking to adjudicate a Material Party as bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of a Material Party or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, debtor in possession, examiner or other similar official for a Material Party, the Pledged Collateral or any substantial part of a Material Party’s property, with or without consent of such Material Party, for any purpose whatsoever and, in the case of any such proceeding instituted against a Material Party (but not instituted by it), either such proceeding shall remain unstayed and undismissed for a period of sixty (60) days; or any of the following actions sought in such proceeding shall occur: the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, a Material Party, the Pledged Collateral or for any substantial part of its property;

(o) the assertion of any levy, seizure or attachment on the Pledged Collateral, other than with respect to the Custodial Lien and Set-Off Rights, or the taking of any action by a regulatory authority to obtain control (which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof) of any part of the Pledged Collateral, other than with respect to the Custodial Lien and Set-Off Rights;

(p)  the taking of any action by a regulatory authority to obtain control of a Material Party or a substantial part of its assets (which shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof);

(q)  a Change of Control shall occur; or

(r)  there shall occur any (i) default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Debt of the Company and/or any other Material Party if the aggregate amount of Debt of the Company and/or any other Material Party which is accelerated or due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $25,000,000 or more, (ii) default in the performance or observance of any obligation or condition with respect to any such other Debt of, or guaranteed by, a Material Party if the effect of such default or defaults is to accelerate the maturity (subject to any applicable grace period) of any such Debt of $25,000,000 or more in the aggregate or to permit the holder or holders of such indebtedness of $25,000,000 or more in the aggregate, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its expressed maturity, or (iii) a final judgment or judgments which exceed an aggregate of $25,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and is not denying coverage in writing) shall be rendered against a Material Party and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgment(s).

If any Event of Default shall have occurred and be continuing, the Issuer may by notice to the Company, terminate the Commitment, and upon such notice being given the Commitment shall terminate immediately and the Issuer shall be relieved of all further obligations to issue, extend, amend or renew Letters of Credit.  No termination of the Commitment shall relieve the Company of any of the Obligations and upon such termination of the Commitment hereunder, all Obligations and all interest accrued and unpaid thereon shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

If any Event of Default shall occur and be continuing, the Issuer may, with or without prior notice to the Company, and without demand for additional collateral, (a) transfer, or cause the Custodian to transfer any or all of the Pledged Collateral and/or the Collateral Account into the name of the Issuer or its nominee (including, without limitation, having the Pledged Collateral debited from the Collateral Account and credited to an account designated by the Issuer) and vote any Pledged Collateral constituting securities or closely held Capital Stock; (b) require the Company to provide additional Eligible Collateral if the Collateral Coverage Amount is not equal to or greater than the L/C Obligations at any time and require the Company (or instruct the Securities Intermediary) to convert Collateral into (and thereafter only invest in) Cash and Cash Equivalents; (c) sell at public or private sale any or all of the Pledged Collateral; (d) apply to, or set off against, the Obligations of the Company all or any portion of the Pledged Collateral, securities or other property of the Company in the possession of the Issuer; (e) convert any of the Pledged Collateral or any proceeds thereof into the applicable Alternative Currency, with any such conversion costs being considered a collection expense and added to the Obligations; and (f) at its discretion in its own name or in the name of the Company take any action for the collection of the Pledged Collateral, including the filing of a proof of claim in insolvency proceedings, and may receive the proceeds thereof and execute releases therefor.  The Company agrees that the Issuer has no obligation to sell or otherwise liquidate the Pledged Collateral in any particular order or to apply the proceeds thereof to any particular portion of the Obligations.  The Company further agrees that after the occurrence and during the continuance of an Event of Default, to the extent that any voting rights exist, the Issuer shall have no obligation to vote any Pledged Collateral constituting securities or closely held Capital Stock but shall have the right to do so in its sole discretion.

In connection with any secured party’s sale, the Issuer is authorized, if it deems it advisable to do so, in order to comply with any applicable securities laws, to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment, and not with a view to the distribution or re-sale thereof.  Sales made subject to such restriction shall be deemed to have been made in a commercially reasonable manner.

SECTION 7.02  Application of Payments.  After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Obligations shall be applied by the Issuer as it elects in its sole discretion; provided that, the Issuer shall be entitled to retain an amount equal to the L/C Obligations to be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any.

ARTICLE VIII

COLLATERAL SECURITY.

SECTION 8.01  Security of the Company.  The Obligations shall be secured by a perfected first priority security interest (subject only to (i) Permitted Statutory Liens and (ii) the Custodial Lien and Set-Off Rights) in the following:  (a) each Collateral Account and all property held therein or any replacement or successor account and/or any and all substitutions, additions and accessions thereto, which shall include, but not be limited to, cash, investment property, securities, security entitlements, securities accounts and any and all financial assets credited to and held in each Collateral Account or any replacement or successor account, as such property may be released or substituted pursuant to the terms hereof; and (b) to the extent not already included in clause (a) above, dividends, distributions, income, interest and all proceeds of the foregoing, including, without limitation, the roll-over or reinvested proceeds of the foregoing, whether now existing or hereafter arising (collectively, the “Pledged Collateral”).  Any delivery or transfer of any of the Pledged Collateral to the Custodian and credited to a Collateral Account shall be deemed a delivery or transfer to the Issuer.

SECTION 8.02  Security Interest.  The Company hereby pledges, hypothecates, and impresses the Pledged Collateral with a lien in favor of the Issuer, and grants to the Issuer a security interest in the Pledged Collateral, in each case to secure the punctual payment and performance of all the Obligations.  The Company covenants and agrees that (i) with respect to the Pledged Collateral consisting of each Collateral Account, the property held therein and any and all proceeds thereof, the Issuer has control and, from and after the issuance of a Notice of Exclusive Control, which notice shall not be given unless an Event of Default has occurred and is continuing hereunder, the Issuer shall have sole and exclusive control over such Pledged Collateral and that it shall take all such steps as may be necessary to cause the Issuer to have sole and exclusive control over such Pledged Collateral; (ii) it shall not sell, transfer, assign, or otherwise dispose of any of the Pledged Collateral without the prior written consent of the Issuer except in connection with substitutions, roll-overs or reinvestments of Pledged Collateral permitted pursuant to Section 8.06(b) and provided that, after giving effect to such substitutions, the Company is in compliance with the covenant contained in Section 5.08; (iii) it shall do or cause to be done all things necessary to preserve and keep in full force and effect the perfected first priority security interest in the Pledged Collateral granted to the Issuer hereunder (subject to laws affecting creditor’s rights, generally); (iv) it shall not create or permit the existence of liens or security interests in the Pledged Collateral in favor of third parties other than Permitted Statutory Liens and the Custodial Lien and Set-Off Rights; (v) it shall not take any action or omit to take any action that would result in the termination of any Control Agreement without the prior consent of the Issuer and it shall otherwise comply in all respects with the provisions of each Control Agreement; and (vi) with respect to the Collateral Accounts, it shall not give instructions or entitlement orders to the Custodian that would require the Custodian to advance any margin or other credit to or for the benefit of the Company.

SECTION 8.03  Additional Obligations.  The Company agrees that: (1) any distribution in kind received by the Company from any party for or on account of the Pledged Collateral, including distributions of stock as a dividend or split of any of the Pledged Collateral, shall be promptly delivered to the Issuer, in the form received with any required endorsement; (2) additional collateral in form and kind satisfactory to the Issuer will be deposited by the Company with the Issuer in accordance with Section 5.08; and (3) any note or other instrument executed and delivered to the Company by any party to evidence any obligation of such party with respect to the Pledged Collateral shall be promptly delivered with any required endorsement to the Issuer.  All such items shall be held by the Issuer in accordance with the terms of this Agreement.

SECTION 8.04  Certain Rights and Duties of Issuer.  The Company acknowledges that the Issuer has no duty of any type with respect to the Pledged Collateral except for the use of due care in safekeeping any of the Pledged Collateral actually in the physical custody of the Issuer.  Prior to the occurrence of any Event of Default the Issuer’s rights with respect to the Pledged Collateral shall be limited to the Issuer’s rights as secured party and pledgee and the right to perfect its security interest, preserve, enforce and protect the Lien granted hereunder and its interest in the Pledged Collateral.  Prior to the occurrence and continuance of any Event of Default, the Company shall be entitled to vote any Pledged Collateral constituting securities or Capital Stock and to give consents, waivers and ratifications in respect thereof; provided, however, that no vote shall be cast or consent, waiver or ratification given by the Company if the effect thereof would impair any of the Pledged Collateral or be inconsistent with or result in any violation of any of the provisions of this Agreement.  All such rights of the Company to vote and give consents, waivers and ratifications with respect to the Pledged Collateral shall cease upon the occurrence and continuance of an Event of Default.

SECTION 8.05  Power of Attorney, Etc.  The Company hereby irrevocably constitutes and appoints the Issuer the true and lawful attorney-in-fact for and on behalf of the Company with full power of substitution and revocation in its own name or in the name of the Company to make, execute, deliver and record, as the case may be, any and all financing statements, continuation statements, notices of exclusive control, assignments, proofs of claim, powers of attorney, leases, discharges or other instruments or agreements which the Issuer in its sole discretion may deem necessary or advisable to perfect, preserve, or protect (and, after the occurrence and during the continuance of an Event of Default, to enforce) the Lien granted hereunder and the Issuer’s interest in the Pledged Collateral and to carry out the purposes of this Agreement, including but without limiting the generality of the foregoing, any and all proofs of claim in any proceeding under any Debtor Relief Law of the Company, with the right, upon the occurrence and during the continuance of an Event of Default, to collect and apply to the Obligations all distributions and dividends made on account of the Pledged Collateral.  The rights and powers conferred on the Issuer by the Company are expressly declared to be coupled with an interest and shall be irrevocable until all the Obligations are paid and performed in full.  A carbon, photographic, or other reproduction of a security agreement (including this Agreement) or a financing statement is sufficient as a financing statement to the extent permitted by applicable law.

SECTION 8.06  Release of Collateral.

(a)                                 In the event that the Collateral Coverage Amount exceeds the L/C Obligations (such excess being referred to herein as the “Release Amount”) then, so long as no Event of Default has occurred and is continuing, the Issuer shall, at the request and expense of the Company, release such portions of the Pledged Collateral designated by the Company with a fair market value equal to the Release Amount (or such smaller amount as may be requested by the Company); provided, that in no event shall the Issuer be required to release any Pledged Collateral after the occurrence and during the continuance of an Event of Default or in an aggregate amount that is less than five hundred thousand Dollars ($500,000).  In connection with any such partial release of the Pledged Collateral, the Issuer shall give such consents as may be necessary to permit the Custodian to allow the Company to withdraw the Release Amount from a Collateral Account.  The Company agrees to reimburse the Issuer on demand for any and all out-of-pocket costs and expenses incurred by the Issuer in connection with any such partial release of the Pledged Collateral, including, without limitation, reasonable attorney’s fees.

(b)                                 So long as the Collateral Coverage Amount exceeds the L/C Obligations, and so long as no Event of Default has occurred and is continuing, the Company may make substitutions of equal or greater value for the Pledged Collateral; provided that such Pledged Collateral shall at all times consist of Eligible Collateral and in connection therewith the Issuer shall, at the expense of the Company, release the Pledged Collateral for which the Company is making a substitution.  In the event that any amounts are paid or due to be paid in respect of the Pledged Collateral (whether at scheduled maturity or otherwise), the Company may give instructions to roll-over or reinvest such amounts in Eligible Collateral, all of which shall remain Pledged Collateral hereunder.

(c)                                  In the event that (i) any and all Letters of Credit are fully drawn or expire or are returned to the Issuer for cancellation, (ii) all Reimbursement Obligations with respect to any drawings of Letters of Credit have been fully satisfied pursuant to the provisions of this Agreement and the other Loan Documents, (iii) no other Obligations, whether contingent or otherwise, are then outstanding and (iv) the Commitment has been terminated, the Issuer agrees that it shall, after request by the Company and at the Company’s sole cost and expense, release the Pledged Collateral from the security interest and lien created by this Agreement and shall execute, or cause to be executed, such instruments of release and discharge as may be reasonably requested by the Company.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01  Notices.

(a)                                 Notices Generally.  Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail to the applicable party hereto, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as provided in Schedule 9.01.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices and other communications delivered through Electronic Media (defined below) to the extent permitted under paragraph (b) shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement);  provided that, if such Instruction (defined below) is not sent during the normal business hours of the recipient, such Instruction shall be deemed to have been sent at the opening of business on the next Business Day for the recipient

(b)                                 Electronic Communications.  Notices and other communications to the Issuer hereunder may be delivered or furnished by e-mail, facsimile or other electronic communications (including Internet or intranet websites) pursuant to procedures approved by the Issuer (“Electronic Media”).  In connection therewith, the Company (i) authorizes the Issuer to act on any instruction, notice or communication (“Instruction”) it receives by Electronic Media and which appears to the Issuer to originate from a Responsible Officer, (ii)  acknowledges that the Issuer is not obliged to act on any Instruction it receives by Electronic Media if it has any reason to believe that the Instruction is not authorized or has been incorrectly transmitted, or if it considers that clarification or verification is required or desirable, and (iii) acknowledges and accepts that Electronic Media may not be secure and that third parties may gain access to the information contained therein as a result of the parties utilizing such media.  Any Instruction forwarded by Electronic Media shall be irrevocable and shall be confirmed by mailing the original documents on the day of issue and by adding the mention ‘CONFIRMATION’ to avoid any confusion; provided that failure to receive such mailed confirmation shall not invalidate any of the operations carried out pursuant to an Instruction.  The use of Electronic Media as a means of communications will remain operational for an undetermined period and may be revoked at any time by notice from the Issuer to the Company.

(c)                                  Change of Address, etc.  The Company or the Issuer may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Reliance by Issuer and Indemnification.  The Issuer shall be entitled to rely and act upon any notices (including telephonic notices and Instructions given by Electronic Media) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Issuer and its Related Parties for all losses, costs, expenses and liabilities resulting from (x) the reliance of such Person on each notice or Instruction purportedly given by or on behalf of the Company and any action taken thereon and (y) in respect of any interception, delay, corruption, non-receipt by either party or its agents, or receipt by persons other than the intended addressee, of complete and legible electronic messages or their attachments.  All telephonic notices to and telephonic communications with the Issuer may be recorded by the Issuer, and each of the parties hereby consents to such recording.

SECTION 9.02  Waivers; Amendments.

(a)                                 No Waiver; Remedies Cumulative; Enforcement.  No failure or delay by the Issuer in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege.  The rights, remedies, powers and privileges of the Issuer hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

(b)                                 Amendments, Etc.  Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing executed by the Company and the Issuer, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.03  Expenses; Indemnity; Etc.

(a)                                 Costs and Expenses.  The Company agrees to pay or reimburse (i) all reasonable out-of-pocket costs and expenses incurred by the Issuer in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of counsel and (ii) all reasonable out-of-pocket costs and expenses incurred by the Issuer (including the reasonable fees, charges and disbursements of counsel for the Issuer) in connection with the enforcement or protection of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any

Debtor Relief Law, and including in connection with any workout, restructuring or negotiations in respect of the L/C Credit Extensions and the Loan Documents.

(b)                                 Indemnification by Company.  The Company shall indemnify the Issuer (and any sub-agent thereof), and the Issuer, and each Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements and out-of-pocket fees and expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation or proceeding): (x) the execution, delivery, enforcement, performance or administration of any Loan Document or any other document delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (y) any Commitment, any L/C Credit Extension or the use or proposed use thereof or of the proceeds thereof (including any refusal by the Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by the Company, its equity holders, its affiliates, its creditors or any other Person.

(c)                                  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any other document contemplated thereby, the transactions contemplated thereby, any Commitment or any L/C Credit Extension, the use thereof or of the proceeds thereof or such Indemnitee’s activities in connection therewith (whether before or after the Closing Date).  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any information transmission systems in connection with the Loan Documents or the transactions contemplated thereby unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(d)                                 Payments.  All amounts due under this Section shall be payable promptly after demand therefor by the relevant Person entitled thereto.

SECTION 9.04  Successors and Assigns.

(a)                                 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Issuer.  The Issuer may at any time assign to one or more assignees (provided such assignee is an Approved Bank) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (including, for purposes of this paragraph (b), participations in L/C Obligations); provided that the consent of the Company shall be required for any assignment (such consent not to be unreasonably withheld or delayed and which consent is hereby given for assignments to any Affiliate which is an Approved Bank) unless any Event of Default has occurred and is continuing at the time of such assignment; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Issuer within five Business Days after having received notice thereof.

(b)                                 Certain Pledges.  The Issuer may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Issuer, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over the Issuer; provided that no such pledge or assignment shall release the Issuer from any of its obligations hereunder or substitute any such pledgee or assignee for the Issuer as a party hereto.

SECTION 9.05  Survival.  All covenants, agreements, representations and warranties made by the Company herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the L/C Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Issuer may have had notice or knowledge of any Default at the time of any L/C Credit Extension, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  The provisions of Sections 2.12, 2.13, 2.14, 9.03,  and 9.15 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees and expenses payable to the Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the

Issuer and when the Issuer shall have received a counterpart hereof that bears the signature of the Company.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments and Certain Other Documents.  The words “execution”, “signed”, “signature”, and words of like import in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 9.07  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Issuer, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by the Issuer or any such Affiliate, to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to the Issuer or their respective Affiliates, irrespective of whether or not the Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch, office or Affiliate of the Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of the Issuer, the Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Issuer or its Affiliates may have.  The Issuer agrees to notify the Company promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09  Governing Law; Jurisdiction; Etc.

(a)                                 Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b)                                 Jurisdiction.  The Company irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Issuer or any Related Party of the Issuer, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 SERVICE OF PROCESS.  ON OR PRIOR TO THE CLOSING DATE, THE COMPANY SHALL APPOINT NATIONAL REGISTERED AGENTS (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES, AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF THE SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, PROVIDED THAT A COPY OF SUCH PROCESS IS ALSO MAILED IN THE MANNER PROVIDED IN SECTION 9.1.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE COMPANY IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND THE COMPANY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO RECEIVE SUCH SERVICE ON ITS BEHALF.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 9.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12  Confidentiality.  The Issuer agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over or to which an agreement exists between it or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder;  (e) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section (or as may otherwise be reasonably acceptable to the Company), to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder; (f) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility hereunder; (g) with the consent of the Company; or (h) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Issuer or any of its Affiliates on a nonconfidential basis from a source other than the Company.  For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Issuer on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries; provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13  PATRIOT Act.  The Issuer is subject to the PATRIOT Act and hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Issuer to identify the Company in accordance with the PATRIOT Act.  The Company shall, promptly following a request by the Issuer, provide all documentation and other information that the Issuer requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

SECTION 9.14  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable under any Loan Document, together with all fees, charges and other amounts which are treated as interest under such Loan Document under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Issuer in accordance with applicable Law, the rate of interest payable pursuant to such Loan Document, together with all charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable pursuant to such Loan Document but were not payable as a result of the operation of this Section shall be cumulated and the interest and charges payable to the Issuer in respect of other Loan Documents or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by the Issuer.

SECTION 9.15  Payments Set Aside.  To the extent that any payment by or on behalf of the Company is made to the Issuer or the Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 9.16  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Company and its Subsidiaries and the Issuer is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Issuer has advised or is advising the Company or any Subsidiary thereof on other matters, (ii) the services regarding this Agreement provided by the Issuer are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Issuer, on the other hand, (iii) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Issuer has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person; (ii)  the Issuer has no obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Issuer and its Affiliates may be engaged, for its own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company or any of its Affiliates, and the Issuer has no obligation to disclose any of such interests to the Company or any of its Affiliates.  To the fullest extent permitted by Law, the Company hereby waives and releases any claims that it may have against the Issuer, with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17  Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Issuer could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Company in respect of any such sum due from it to the Issuer hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Issuer of any sum adjudged to be so due in the Judgment Currency, the Issuer may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Issuer from the Company in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Issuer against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Issuer in such currency, the Issuer agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MONTPELIER REINSURANCE LTD.

By
Name:
Title:

S-1

ISSUER:

BARCLAYS BANK PLC, as Issuer

By
Name:
Title:

S-2

SCHEDULE 1.01

COLLATERAL COVERAGE AMOUNT CALCULATION

Eligible Collateral		Applicable Percentage of Fair Market Value if A.M. Best Rating of A- or Above	Applicable Percentage of Fair Market Value if A.M. Best Rating of B++ or Below or A.M. Best Rating is Withdrawn

(a).	Cash	100%	90%

(b).	Cash Equivalents	90%	80%

(c).	Government Debt with maturities of less than two years	95%	85%

(d).	Government Debt with maturities of two years or more but not more than 10 years	90%	80%

(e).	Government Debt with maturities of more than 10 years	85%	75%

(f).	Federal Agency Debt with maturities of less than two years	95%	85%

(g).	Federal Agency Debt with maturities of two years or more but not more than 10 years	90%	80%

(h).	Federal Agency Debt with maturities of more than ten years	85%	75%

(i).	Corporate Securities rated at least AA- by S&P or Aa3 by Moody’s with maturities of less than two years	90%	80%

(j).	Corporate Securities rated at least AA- by S&P or Aa3 by Moody’s with maturities between two and ten years	85%	75%

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(k).	Corporate Securities rated less than AA- but at least A by S&P or rated less than Aa3 but at least A2 by Moody’s with maturities of ten years or less	80%	70%

(l).	Municipal Securities rated AAA by S&P or Aaa by Moody’s	90%	80%

(m).	Municipal Securities rated less than AAA but at least A by S&P or rated less than Aaa but at least A2 by Moody’s	85%	75%

(n).	GNMA MBS Investments rated AAA by S&P or Aaa by Moody’s with maturities of 10 years or less	80%	70%

Notwithstanding the forgoing, with respect to the Eligible Collateral that is Federal Agency Debt issued by the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, to the extent such institutions cease to be agencies of the federal government of the United States, the Applicable Percentage shall be reduced by 7.5%.

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Schedule 9.01

INFORMATION FOR NOTICES

I.  Company:

Montpelier Reinsurance Ltd.
Montpelier House
94 Pitts Bay Road
Pembroke, Bermuda HM 08
Attention:  General Counsel
Fax No.:  (441) 296-5551
Telephone No.:  (441) 296-5550

II.  Barclays Bank PLC

Credit Contact:
Barclays Bank PLC
Trade & Sales Finance Operations
L/C Team London
Level 6 One Churchill Place
London
E14 5HPAttention:  Letter of Credit Department
Tel: + 44 (0) 20 7116 5456
E-mail:mark.talbot2@barclays.com
Team E-mail:rloc.tfsru@barclayscorp.com

Wire Instructions:

Bank Name:	Barclays Bank PLC
c/o Barclays Capital Services LLC
Address (City, State):	70 Hudson Street, Jersey City, NJ 07302
ABA#:	026 002 574
Account Name:	Clad Control Account
Account Number:	050-019104
Ref:	[ ]

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III.  Issuer:

Barclays Bank PLC
Trade & Sales Finance Operations
L/C Team London
Level 6 One Churchill Place
London
E14 5HP
Tel: + 44 (0) 20 7116 5456
E-mail:mark.talbot2@barclays.com
Team E-mail:rloc.tfsru@barclayscorp.com

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